As filed with the Securities and Exchange Commission on September 19, 2005
Registration No. 333-122220

SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

Amendment No. 7
to
Form S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

North Pointe Holdings Corporation
(Exact Name of each Registrant as Specified in Its Charter or Certificate of Trust)

Michigan	6331	38-3615047
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)
28819 Franklin Road
Southfield, Michigan 48034
(248) 358-1171
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)
John H. Berry
Chief Financial Officer
28819 Franklin Road
Southfield, Michigan 48034
(248) 358-1171
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)
Copies To:

Patrick Daugherty, Esq. Todd B. Pfister, Esq. Foley & Lardner LLP One Detroit Center 500 Woodward Avenue Suite 2700 Detroit, Michigan 48226-3489 (313) 234-7100	Brian J. Fahrney, Esq. Sidley Austin Brown & Wood LLP Bank One Plaza 10 South Dearborn Street Chicago, Illinois 60603 (312) 853-7000
         Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date of this Registration Statement.
         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☐
         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
         If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
         If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐
CALCULATION OF REGISTRATION FEE

	Proposed Maximum
Title of Each Class of	Aggregate Offering	Amount of
Securities to Be Registered	Price(1)	Registration Fee

Common Stock, no par value	$64,400,000	$7,580(2)

(1)	Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended.

(2)	Previously paid.

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

NOTE:	This Pre-Effective Amendment No. 7 to Registration Statement on Form S-1 (Reg. No. 333-122220) of North Pointe Holdings Corporation is being filed solely to include as Exhibit 10.44 thereto the Financial Assistance/Subsidy Arrangement between the Federal Insurance Administration of the U.S. Federal Emergency Management Agency and North Pointe Insurance Company, including the Notice of Acceptance, 2004-2005, dated August 4, 2005.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.
      The expenses (other than the underwriters’ discounts) payable in connection with this offering are as follows:

Securities and Exchange Commission registration fee	$7,580
NASD filing fee	7,025
Nasdaq National Market listing fee	100,000
Printing and engraving expenses	250,000
Legal fees and expenses	900,000
Accounting fees and expenses	925,000
Transfer agent and registrar fees and expenses	15,000
Miscellaneous expenses	50,000

Total	$2,254,605

      All expenses are estimated, except for the Securities and Exchange Commission registration fee and the NASD filing fee.

Item 14.	Indemnification of Directors and Officers.

Michigan Business Corporation Act
      The Company is organized under the Michigan Business Corporation Act (the “MBCA”), which generally empowers Michigan corporations to indemnify a person that is a party, or threatened to be made a party, to any civil, criminal, administrative or investigative action, suit or proceeding, whether formal or informal (other than actions by or in the right of the corporation), by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or of another enterprise serving at such corporation’s request, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection therewith if such person acted in good faith and in a manner in which he or she reasonably believed to be in or not opposed to the best interests of the corporation or its shareholders, and, with respect to a criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful.
      In a derivative action (an action brought by or in the right of the corporation), the MBCA provides that indemnification may be made for expenses, including attorneys’ fees and amounts paid in settlement, actually and reasonably incurred by the director, officer, employee or agent in connection with the action or suit only if such director or officer acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation or its shareholders; except that no indemnification is available if such person has been found liable to the corporation unless, and only to the extent that, the court in which the action or suit was brought determines upon application that the defendant director or officer is fairly and reasonably entitled to indemnity. If a director or officer is successful in defending a derivative action, the MBCA requires that a Michigan corporation indemnify such director or officer against any expenses actually and reasonably incurred in the action.
      The MBCA permits Michigan corporations to eliminate or limit the personal liability of directors, except liability for (i) the amount of a financial benefit received by a director to which he or she is not entitled; (ii) intentional infliction of harm on the corporation or its shareholders; (iii) a violation of Section 551 of the MBCA, which pertains to unlawful payments of dividends, stock purchases or redemptions; and (iv) an intentional criminal act.

      Our Second Amended and Restated Articles of Incorporation provide for indemnification to the fullest extent permitted by Michigan law. However, our Second Amended and Restated Articles of Incorporation prohibit indemnification in situations where a court determines that the act or failure to act constituted self-dealing, willful misconduct or recklessness. In addition, our Second Amended and Restated Articles of Incorporation provide, like Section 209(1)(c) of the MBCA, that none of our directors shall be personally liable to the Company or its shareholders for money damages for any action taken or any failure to take action as a director, except liability for:

•	the amount of a financial benefit received by a director to which he or she is not entitled;

•	the intentional infliction of harm on the Company or its shareholders;

•	a violation of Section 551 of the MBCA, which pertains to unlawful payments of dividends, stock purchases or redemptions; or

•	an intentional criminal act.

Insurance
      As permitted by the MBCA and in accordance with our Second Amended and Restated Articles of Incorporation, we maintain directors’ and officers’ liability insurance to provide directors and officers with insurance coverage for any expense, liability or loss, whether or not we would have the power to indemnify such person under Michigan law or any other law.

Underwriting Agreement
      The Underwriting Agreement provides that the underwriters are obligated, under certain circumstances, to indemnify our directors, officers and controlling persons against certain liabilities, including liabilities under the Securities Act. Reference is made to Section 6 of the form of Underwriting Agreement which is filed as Exhibit 1.1 hereto.

Item 15.	Recent Sales of Unregistered Securities.
      In the preceding three years, we have issued and sold the following securities that were not registered under the Securities Act:

(1) On June 26, 2002, North Pointe Holdings Corporation issued and sold 650,000 shares of common stock at $10.00 per share for an aggregate purchase price of $6,500,000 to various “accredited investors,” as defined in Rule 501 promulgated under the Securities Act, including the following executive officers: James G. Petcoff, B. Matthew Petcoff, Brian J. Roney, John H. Berry, Francis C. Flood, L. Matthew MacLean and Harold J. Meloche.

(2) On June 26, 2002, North Pointe Holdings Corporation issued and sold 20,000 shares of preferred stock to Strength Capital Partners, L.P. for an aggregate purchase price of $2.0 million.

(3) On January 1, 2003, North Pointe Holdings Corporation issued and sold 10,000 shares of common stock to Brian J. Roney, one of our executive officers, for $150,000.

(4) On March 31, 2004, North Pointe Holdings Corporation issued and sold 2,000 shares of common stock to Tom G. Stewart, Jr. and Karin B. Stewart, JTWRS for approximately $40 per share.

(5) On March 31, 2004, North Pointe Holdings Corporation issued and sold 376 shares of common stock to Lawrence Matthew MacLean Living Trust dated March 20, 2000 for approximately $40 per share.
      The foregoing issuances do not give effect to the 8.49-for-one stock split of our common stock. The issuances of securities in the transactions described above were deemed to be exempt from registration under the Securities Act in reliance upon Section 4(2) of the Securities Act or by virtue of Regulation D promulgated thereunder as transactions by an issuer not involving any public offering. Specifically, each of these transactions involved the offer and sale of our securities to a limited number of sophisticated offerees, all of whom had adequate access, by virtue of employment, business or other relationships, to information regarding our business, management and financial affairs. The certificates that were delivered to the recipients of these securities contained legends referring to the fact that the securities had not been registered under the Securities Act and were subject to restrictions on transfer. In each case, no offer or sale was made by means of any form of general solicitation or advertising.
      No underwriters were involved in connection with the sales of securities referred to in this Item 15.

Item 16.	Exhibits and Financial Statement Schedules.
      (a) Exhibits:

Exhibit No.		Description

1	.1*	Form of Underwriting Agreement.
3	.1*	Form of Second Amended and Restated Articles of Incorporation of North Pointe Holdings Corporation.
3	.2*	Form of Second Amended and Restated Bylaws of North Pointe Holdings Corporation.
4	.1*	Form of Common Stock Certificate.
5	.1*	Opinion of Foley & Lardner LLP.
10	.1*+	North Pointe Holdings Corporation Equity Incentive Plan.
10	.2*+	Employment Agreement by and between North Pointe Holdings Corporation and James G. Petcoff, dated June 10, 2005.
10	.3*+	North Pointe Holdings Corporation Annual Incentive Compensation Plan.
10.4		Intentionally omitted.
10	.5*+	Employment Agreement by and between North Pointe Holdings Corporation and B. Matthew Petcoff, dated June 10, 2005.
10	.6*	Investment Advisory Agreement, dated July 6, 2004, between North Pointe Insurance Company and JPMorgan Investment Advisors Inc. (formerly Banc One Investment Advisors Corporation).
10	.7*	Investment Advisory Agreement, dated September 13, 2004, between North Pointe Insurance Company and Munder Capital Management.
10	.8*	Amended and Restated Credit Agreement, dated January 26, 2004, by and between North Pointe Holdings Corporation and Comerica Bank, as agent for the various financial institutions.
10	.9*	Amendment No. 1 to Amended and Restated Credit Agreement and Term Notes, dated March 31, 2004, by and between North Pointe Holdings Corporation and Comerica Bank, as agent for the various financial institutions.
10	.10*	Amendment No. 2 to Amended and Restated Credit Agreement, dated June 30, 2004, by and between North Pointe Holdings Corporation and Comerica Bank, as agent for the various financial institutions.
10	.11*	Amended and Restated Pledge Agreement, dated January 26, 2004, between North Pointe Financial Services, Inc. and Comerica Bank, as agent for the various financial institutions.
10	.12*	Amended and Restated Pledge Agreement, dated January 26, 2004, between North Pointe Holdings Corporation and Comerica Bank, as agent for the various financial institutions.
10	.13*	Amended and Restated Security Agreement, dated January 26, 2004, between N.P. Premium Finance Co., Inc. and Comerica Bank, as agent for the various financial institutions.
10	.14*	Line of Credit Loan Agreement, dated September 30, 2003, by and between N.P. Premium Finance Company and North Pointe Insurance Company.
10	.15*	Line of Credit Note in the amount of $1,500,000, dated September 30, 2003, by N.P. Premium Finance Company in favor of North Pointe Insurance Company.
10	.16*	Stock Redemption Agreement, dated April 8, 2004, by and between North Pointe Holdings Corporation and Strength Capital Partners, L.P.
10	.17*	Consulting Agreement, dated March 30, 2001, by and between North Pointe Insurance Company and LVM Company.

Exhibit No.		Description

10	.18*	Lease Agreement, dated January 11, 1996, as amended on April 3, 2003, by and between North Pointe Financial Services, Inc. and Northwestern Zodiac, L.P.
10	.19*	Agency Agreement, dated May 30, 2000, by and between North Pointe Insurance Company and C.S.A.C. Agency.
10	.20*	Agency Agreement, dated June 1, 2004, by and between North Pointe Insurance Company and Amelia Underwriters, Inc.
10	.21*	General Agency Agreement, dated August 1, 1996, by and between North Pointe Insurance Company and MS General Agency, Inc.
10	.22*	Agency Agreement, dated March 24, 2003, by and between North Pointe Insurance Company and Insurance Brokers of Indiana.
10	.23*	Reinsurance and Indemnity Agreement, effective July 1, 2003, by and between North Pointe Insurance Company and Universal Fire & Casualty.
10	.24*	Quota Share Reinsurance Agreement, dated December 1, 2003, by and between North Pointe Financial Services, Inc. and State National Insurance Company.
10	.25*	General Agency Agreement, dated December 1, 2003, by and between North Pointe Financial Services, Inc. and State National Insurance Company.
10	.26*	Agreement, dated December 3, 2002, by and between North Pointe Insurance Company and the Associated Food Dealers of Michigan.
10	.27*	Managing General Agency Agreement, dated February 3, 2004, by and between North Pointe Insurance Company and South Pointe Financial Services, Inc.
10	.28*	Administration and Services Agreement, dated July 1, 2003, by and between North Pointe Financial Services, Inc. and South Pointe Financial Services, Inc.
10	.29*	Management Agreement, dated March 1, 2002, by and between North Pointe Insurance Company and N.P. Premium Finance Company.
10	.30*	Services Agreement, dated April 1, 2001, by and between North Pointe Financial Services, Inc. and N.P. Premium Finance Company.
10	.31*	Tax Sharing Agreement, dated June 26, 2002, by and among North Pointe Holdings Corporation, North Pointe Financial Services, Inc., North Pointe Insurance Company, N.P. Premium Finance Company, South Pointe Financial Services, Inc., North Pointe Casualty Insurance Company and Alliance Surety Holdings, Inc.
10	.32*	Intercompany Services Agreement, dated June 26, 2002, by and among North Pointe Holdings Corporation, North Pointe Financial Services, Inc., North Pointe Insurance Company and Universal Fire & Casualty.
10	.33*	Asset Purchase Agreement, dated October 15, 2004, by and between North Pointe Insurance Company and THI Holdings (Delaware), Inc.
10	.34*	Agreement, dated November 10, 2004, between the Florida Department of Financial Services, as Receiver for American Superior Insurance Company and North Pointe Casualty Insurance Company.
10	.35*	Consent Order of Florida Office of Insurance Regulation, dated November 16, 2004.
10	.36*	Services Agreement, dated November 5, 2004, between Business Risk Technology, Inc. and North Pointe Casualty Insurance Company.
10	.37*	Lease Agreement, dated January 4, 2005, between Sheridan Professional Centre, Ltd., LLLP, as landlord, and North Pointe Financial Services, Inc., as tenant.
10	.38*	Purchase Agreement, dated February 11, 2005, by and among North Pointe Financial Services, Inc., as Buyer, and S. James Clarkson and Petcoff Financial Services, L.L.C., as Sellers.
10	.39*	Amendment No. 3 to Amended and Restated Credit Agreement, dated March , 2005, by and among certain lenders, Comerica Bank, as agent for the lenders, and North Pointe Holdings Corporation.
10	.40*	Amendment No. 4 to Amended and Restated Credit Agreement, dated June , 2005, by and among certain lenders, Comerica Bank, as agent for the lenders, and North Pointe Holdings Corporation.

Exhibit No.		Description

10	.41*	Second Amended and Restated Pledge Agreement, dated March , 2005, by and between North Pointe Financial Services, Inc. and Comerica Bank, as agent for the various financial institutions.
10	.42*	Investment Advisory Agreement, dated June 16, 2004, between North Pointe Casualty Insurance Company and JPMorgan Investment Advisors Inc. (formerly Banc One Investment Advisors Corporation).
10	.43*	Investment Management Agreement, dated June 10, 2005, between JPMorgan Investment Advisors Inc. and Home Pointe Insurance Company.
10.44		Financial Assistance/Subsidy Arrangement between U.S. Federal Emergency Management Agency Federal Insurance Administration and North Pointe Insurance Company, including Notice of Acceptance, 2004-2005, dated August 4, 2005.
21	.1*	Subsidiaries of North Pointe Holdings Corporation.
23	.1*	Consent of PricewaterhouseCoopers LLP.
99	.1*	Consent of Director Elect Julius A. Otten.
99	.2*	Consent of Director Elect Joseph D. Sarafa.

*	Previously filed.

+	Compensatory plan or arrangement.
      (b) Financial Statement Schedules:
      All information for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission is either included in the financial statements, is not required under the related instructions or is inapplicable, and therefore has been omitted.

Item 17.	Undertakings.
      (a) The undersigned Registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.
      (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.
      (c) The undersigned Registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this Registration Statement as of the time it was declared effective; and

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 7 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Southfield, State of Michigan, on September 19, 2005.

North Pointe Holdings Corporation

By:	/s/ James G. Petcoff

James G. Petcoff
Chief Executive Officer,
President and Chairman of the Board
      Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 7 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature		Title	Date

/s/ James G. Petcoff James G. Petcoff		Chief Executive Officer, President & Chairman of the Board	September 19, 2005

* B. Matthew Petcoff		Chief Operating Officer, Executive Vice President & Director	September 19, 2005

* John H. Berry		Chief Financial Officer & Treasurer (Principal Accounting Officer)	September 19, 2005

* Richard J. Lindberg		Director	September 19, 2005

Joon S. Moon		Director	September —, 2005

* Jorge J. Morales		Director	September 19, 2005

* R. Jamison Williams, Jr.		Director	September 19, 2005

*By	/s/ James G. Petcoff James G. Petcoff Attorney-in-Fact

EXHIBIT INDEX

Exhibit No.		Description

1	.1*	Form of Underwriting Agreement.
3	.1*	Form of Second Amended and Restated Articles of Incorporation of North Pointe Holdings Corporation.
3	.2*	Form of Second Amended and Restated Bylaws of North Pointe Holdings Corporation.
4	.1*	Form of Common Stock Certificate.
5	.1*	Opinion of Foley & Lardner LLP.
10	.1*+	North Pointe Holdings Corporation Equity Incentive Plan.
10	.2*+	Employment Agreement by and between North Pointe Holdings Corporation and James G. Petcoff, dated June 10, 2005.
10	.3*+	North Pointe Holdings Corporation Annual Incentive Compensation Plan.
10.4		Intentionally omitted.
10	.5*+	Employment Agreement by and between North Pointe Holdings Corporation and B. Matthew Petcoff, dated June 10, 2005.
10	.6*	Investment Advisory Agreement, dated July 6, 2004, between North Pointe Insurance Company and JPMorgan Investment Advisors Inc. (formerly Banc One Investment Advisors Corporation).
10	.7*	Investment Advisory Agreement, dated September 13, 2004, between North Pointe Insurance Company and Munder Capital Management.
10	.8*	Amended and Restated Credit Agreement, dated January 26, 2004, by and between North Pointe Holdings Corporation and Comerica Bank, as agent for the various financial institutions.
10	.9*	Amendment No. 1 to Amended and Restated Credit Agreement and Term Notes, dated March 31, 2004, by and between North Pointe Holdings Corporation and Comerica Bank, as agent for the various financial institutions.
10	.10*	Amendment No. 2 to Amended and Restated Credit Agreement, dated June 30, 2004, by and between North Pointe Holdings Corporation and Comerica Bank, as agent for the various financial institutions.
10	.11*	Amended and Restated Pledge Agreement, dated January 26, 2004, between North Pointe Financial Services, Inc. and Comerica Bank, as agent for the various financial institutions.
10	.12*	Amended and Restated Pledge Agreement, dated January 26, 2004, between North Pointe Holdings Corporation and Comerica Bank, as agent for the various financial institutions.
10	.13*	Amended and Restated Security Agreement, dated January 26, 2004, between N.P. Premium Finance Co., Inc. and Comerica Bank, as agent for the various financial institutions.
10	.14*	Line of Credit Loan Agreement, dated September 30, 2003, by and between N.P. Premium Finance Company and North Pointe Insurance Company.
10	.15*	Line of Credit Note in the amount of $1,500,000, dated September 30, 2003, by N.P. Premium Finance Company in favor of North Pointe Insurance Company.
10	.16*	Stock Redemption Agreement, dated April 8, 2004, by and between North Pointe Holdings Corporation and Strength Capital Partners, L.P.
10	.17*	Consulting Agreement, dated March 30, 2001, by and between North Pointe Insurance Company and LVM Company.
10	.18*	Lease Agreement, dated January 11, 1996, as amended on April 3, 2003, by and between North Pointe Financial Services, Inc. and Northwestern Zodiac, L.P.
10	.19*	Agency Agreement, dated May 30, 2000, by and between North Pointe Insurance Company and C.S.A.C. Agency.
10	.20*	Agency Agreement, dated June 1, 2004, by and between North Pointe Insurance Company and Amelia Underwriters, Inc.
10	.21*	General Agency Agreement, dated August 1, 1996, by and between North Pointe Insurance Company and MS General Agency, Inc.

E-1

Exhibit No.		Description

10	.22*	Agency Agreement, dated March 24, 2003, by and between North Pointe Insurance Company and Insurance Brokers of Indiana.
10	.23*	Reinsurance and Indemnity Agreement, effective July 1, 2003, by and between North Pointe Insurance Company and Universal Fire & Casualty.
10	.24*	Quota Share Reinsurance Agreement, dated December 1, 2003, by and between North Pointe Financial Services, Inc. and State National Insurance Company.
10	.25*	General Agency Agreement, dated December 1, 2003, by and between North Pointe Financial Services, Inc. and State National Insurance Company.
10	.26*	Agreement, dated December 3, 2002, by and between North Pointe Insurance Company and the Associated Food Dealers of Michigan.
10	.27*	Managing General Agency Agreement, dated February 3, 2004, by and between North Pointe Insurance Company and South Pointe Financial Services, Inc.
10	.28*	Administration and Services Agreement, dated July 1, 2003, by and between North Pointe Financial Services, Inc. and South Pointe Financial Services, Inc.
10	.29*	Management Agreement, dated March 1, 2002, by and between North Pointe Insurance Company and N.P. Premium Finance Company.
10	.30*	Services Agreement, dated April 1, 2001, by and between North Pointe Financial Services, Inc. and N.P. Premium Finance Company.
10	.31*	Tax Sharing Agreement, dated June 26, 2002, by and among North Pointe Holdings Corporation, North Pointe Financial Services, Inc., North Pointe Insurance Company, N.P. Premium Finance Company, South Pointe Financial Services, Inc., North Pointe Casualty Insurance Company and Alliance Surety Holdings, Inc.
10	.32*	Intercompany Services Agreement, dated June 26, 2002, by and among North Pointe Holdings Corporation, North Pointe Financial Services, Inc., North Pointe Insurance Company and Universal Fire & Casualty.
10	.33*	Asset Purchase Agreement, dated October 15, 2004, by and between North Pointe Insurance Company and THI Holdings (Delaware), Inc.
10	.34*	Agreement, dated November 10, 2004, between the Florida Department of Financial Services, as Receiver for American Superior Insurance Company and North Pointe Casualty Insurance Company.
10	.35*	Consent Order of Florida Office of Insurance Regulation, dated November 16, 2004.
10	.36*	Services Agreement, dated November 5, 2004, between Business Risk Technology, Inc. and North Pointe Casualty Insurance Company.
10	.37*	Lease Agreement, dated January 4, 2005, between Sheridan Professional Centre, Ltd. LLLP, as landlord, and North Pointe Financial Services, Inc., as tenant.
10	.38*	Purchase Agreement, dated February 11, 2005, by and among North Pointe Financial Services, Inc., as Buyer, and S. James Clarkson and Petcoff Financial Services, L.L.C., as Sellers.
10	.39*	Amendment No. 3 to Amended and Restated Credit Agreement, dated March , 2005, by and among certain lenders, Comerica Bank, as agent for the lenders, and North Pointe Holdings Corporation.
10	.40*	Amendment No. 4 to Amended and Restated Credit Agreement, dated June , 2005, by and among certain lenders, Comerica Bank, as agent for the lenders, and North Pointe Holdings Corporation.
10	.41*	Second Amended and Restated Pledge Agreement, dated March , 2005, by and between North Pointe Financial Services, Inc. and Comerica Bank, as agent for the various financial institutions.
10	.42*	Investment Advisory Agreement, dated June 16, 2004, between North Pointe Casualty Insurance Company and JPMorgan Investment Advisors Inc. (formerly Banc One Investment Advisors Corporation).
10	.43*	Investment Management Agreement, dated June 10, 2005, between JPMorgan Investment Advisors Inc. and Home Pointe Insurance Company.

E-2

Exhibit No.		Description

10.44		Financial Assistance/Subsidy Arrangement between U.S. Federal Emergency Management Agency Federal Insurance Administration and North Pointe Insurance Company, including Notice of Acceptance, 2004-2005, dated August 4, 2005.
21	.1*	Subsidiaries of North Pointe Holdings Corporation.
23	.1*	Consent of PricewaterhouseCoopers LLP.
99	.1*	Consent of Director Elect Julius A. Otten.
99	.2*	Consent of Director Elect Joseph D. Sarafa.

*	Previously filed.

+	Compensatory plan or arrangement.

E-3